EXHIBIT 16.1

                           STONEFIELD JOSEPHSON, Inc.
                        655 Montgomery Street, Suite 1220
                             San Francisco, CA 94111


January 5, 2006

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Bionovo, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated January 4, 2006 (copy attached). We agree with the following statement made in the second paragraph of Item 4.01: "Stonefield Josephson, Inc. was dismissed on January 4, 2006." We also agree with the statements about our firm made in the third and fourth paragraphs of Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Stonefield Josephson, Inc.

STONEFIELD JOSEPHSON, Inc.
San Francisco, CA